UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2015

TRIUMPH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12235	51-0347963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

899 Cassatt Road, Suite 210		19312
Berwyn, Pennsylvania		(Zip Code)
(Address of principal executive offices)

(610) 251-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 29, 2015, Triumph Group, Inc. (the “Company”) announced that Daniel J. Crowley will become President and Chief Executive Officer of the Company, succeeding Richard C. Ill, and a member of the board of directors of the Company (the “Board”), in each case effective January 4, 2016. Mr. Ill will continue to serve as a member of the Board following Mr. Crowley’s appointment.
Prior to his appointment as President and Chief Executive Officer of the Company and a member of the Board, Mr. Crowley, age 52, served as President of Integrated Defense Systems at Raytheon Company since 2013, and as President of Network Centric Systems at Raytheon Company from 2010 until 2013. Prior to joining Raytheon Company, Mr. Crowley served as Chief Operating Officer of Lockheed Martin Aeronautics after holding a series of increasingly responsible assignments across its space, electronics, and aeronautics sectors. Mr. Crowley brings 32 years of industry experience where he has held key leadership roles in the development, production and deployment of some of the largest and most complex aerospace and defense products.
In connection with Mr. Crowley’s appointment as President and Chief Executive Officer, on December 28, 2015, the Board approved the principal terms of an employment agreement with Mr. Crowley and authorized the officers of the Company to negotiate a formal employment agreement with Mr. Crowley setting forth such terms. It is anticipated that the employment agreement will have a term of four years and will provide for an annual base salary of $900,000, an annual target bonus opportunity of 100% of base salary (with a maximum opportunity of 200% of base salary), and an annual long-term incentive award with a target grant date value of 250% of base salary (with a maximum opportunity of 500% of base salary). It is also anticipated that, in connection with Mr. Crowley’s commencement of employment, he will be granted initial equity compensation awards in the form of 150,000 stock options, 50,000 shares of time-vesting restricted stock and 50,000 shares of performance-based restricted stock, and additional “make-whole awards” comprised of a time-vesting restricted stock award and a performance-based restricted stock award, each with a grant date value of $1.5 million, which are together intended to make Mr. Crowley whole for the loss of his supplemental executive retirement plan benefits with his former employer.
The employment agreement is expected to provide that upon termination of Mr. Crowley’s employment by the Company without cause or by Mr. Crowley for good reason, Mr. Crowley would be entitled to receive cash severance equal to two times the sum of the base salary and target bonus, reimbursement of medical insurance premiums for up to 18 months, full vesting of the initial awards of 150,000 stock options and 50,000 time-vesting restricted shares, prorated vesting of the make-whole awards and, only if the termination of employment occurs within two years following a change in control, full accelerated vesting of the initial award of 50,000 performance-based restricted shares and all outstanding annual long-term incentive awards. It is also expected that the employment agreement will contain various restrictive covenants applicable to Mr. Crowley, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. Crowley’s employment for any reason.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated December 29, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 30, 2015	TRIUMPH GROUP, INC.

		By:	/s/ John B. Wright, II
John B. Wright, II
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 29, 2015